EXHIBIT 99.1
FirstEnergy Corp.	For Release: April 26, 2006
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Keith Hancock	Kurt Turosky
(330) 384-5247	(330) 384-5500

FIRSTENERGY REPORTS HIGHER FIRST QUARTER EARNINGS;
AFFIRMS ANNUAL EARNINGS GUIDANCE

Akron, Ohio - FirstEnergy Corp. (NYSE: FE) today reported that net income in the first quarter of 2006 was $220.8 million, or basic and diluted earnings of $0.67 per share of common stock - a 38-percent increase over its 2005 first quarter net income of $159.7 million, or basic earnings of $0.49 per share of common stock ($0.48 diluted).

“Earnings for the quarter improved over last year, due in large part to higher electric sales revenue, reduced transition cost amortization, and the outstanding performance of our generation fleet,” said President and Chief Executive Officer Anthony J. Alexander. “Led by the strong performance of our fossil plants, we established a new first quarter generation output record of 20 million megawatt hours, beating the previous record set in 2005 by more than 1 million megawatt hours.”

Total revenues for the first quarter of 2006 were $2.84 billion, compared with $2.75 billion in the first quarter of 2005.

Earnings during the period also were helped by reduced financing costs, as well as by implementation of the company’s Rate Certainty Plan in Ohio. Total electric generation sales were up by 2.1 percent over the prior-year quarter, mostly due to the return of customers to the company’s Ohio utilities from third-party suppliers. Unseasonably mild weather was primarily responsible for a 3-percent reduction in the amount of electricity delivered to customers, including electricity from third-party suppliers, through the company’s utility distribution system. Also, higher fuel and purchased power costs for the quarter negatively impacted the company’s earnings.

In the first quarter of 2005, earnings were increased by $0.02 per share from the combined impact of $0.07 per share of gains from the sale of non-core assets, offset by $0.04 per share of expense associated with the W. H. Sammis Plant New Source Review settlement and $0.01 per share of expense related to the fine by the Nuclear Regulatory Commission regarding the Davis-Besse Nuclear Power Station. The company had no unusual items impacting earnings during this year’s first quarter.

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The strong performance by FirstEnergy’s generation fleet reflects a quarterly record for fossil plant output of more than 13.1 million megawatt hours and a 20-percent increase in output by the nuclear fleet, which contributed more than 6.7 million megawatt hours during the quarter.

Also today, the company affirmed its 2006 earnings guidance of $3.45 to $3.65 per share, excluding unusual items.

FirstEnergy’s Consolidated Report to the Financial Community - which provides highlights on company developments and financial results for the first quarter of 2006 -
is posted on the company’s Internet site - www.firstenergycorp.com/ir. To access the report, click on Consolidated Report to the Financial Community.

FirstEnergy is a diversified energy company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services. Its seven electric utility operating companies comprise the nation’s fifth largest investor-owned electric system, based on 4.5 million customers served within a 36,100-square-mile area of Ohio, Pennsylvania and New Jersey.

Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of our regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), and the legal and regulatory changes resulting from the implementation of the Energy Policy Act of 2005 (including, but not limited to, the repeal of the Public Utility Holding Company Act of 1935), the uncertainty of the timing and amounts of the capital expenditures (including that such amounts could be higher than anticipated) or levels of emission reductions related to the Consent Decree resolving the New Source Review litigation, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of governmental investigations and oversight, including by the Securities and Exchange Commission, the United States Attorney's Office, the Nuclear Regulatory Commission and the various state public utility commissions as disclosed in our Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage and heightened scrutiny at the Perry Nuclear Power Plant in particular, the timing and outcome of various proceedings before the Pennsylvania Public Utility Commission, including the transition rate plan filings for Met-Ed and Penelec, the continuing availability and operation of generating units, the ability of our generating units to continue to operate at, or near full capacity, our inability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the anticipated benefits from our voluntary pension plan contributions, our ability to improve electric commodity margins and to experience growth in the distribution business, our ability to access the public securities and other capital markets and the cost of such capital, the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outage, circumstances which may lead management to seek, or the Board of Directors to grant, in each case in its sole discretion, authority for the implementation of a share repurchase program in the future, the risks and other factors discussed from time to time in our Securities and Exchange Commission filings, and other similar factors. We expressly disclaim any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

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